Exhibit 4.3

Exhibit C

FIRST AMENDMENT
TO THE
SEARS 401(k) SAVINGS PLAN
(As Amended and Restated effective as of January 1, 2000)

Pursuant to the authority reserved to the Company in subsection 14.1 of the Plan, the Plan is hereby amended in the following respects, effective as of the later of May 10, 2001, or the effective date of the Investment Committee's initial appointment of the Named Fiduciary (as described herein):

1. Subsection 1.3 is hereby revised to read as follows:

1.3 Plan Administration, Trust and Fiduciary Responsibility. The authority to control and manage the noninvestment operations of the Plan is vested in the Company, as more fully described in subsection 13.1. Except as otherwise expressly provided herein, the Company shall have the rights, duties and obligations of an "administrator" as that term is defined in Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and of a "Plan Administrator" as that term is defined in Section 414(g) of the Code. Except as otherwise provided herein or in the Trust, a committee comprised of one or more members appointed by the Company to oversee the investment of the Plan's assets (the "Investment Committee") has the authority and responsibility to appoint or select trustees, custodians, and the Named Fiduciary described in Section 13, to determine the number and type of investment options (including, without limitation, the investment style of each investment option, such as active or passive management style, growth or value investment orientation or large cap or small cap investment orientation) offered under the Plan and to exercise investment discretion with respect to the Company Stock Fund and the ESOP, to oversee any Participant-directed brokerage accounts, and to select mutual funds, or a window option of mutual funds ("window option"), pursuant to and in accordance with subsections 6.1 and 13.11 of the Plan. The Named Fiduciary has the authority and responsibility to select, subject to the authority of the Investment Committee set forth in the immediately preceding sentence, and subject to subsections 6.1 and 13.11, the investment options offered under the Plan (within the categories established by the Investment Committee), to appoint the investment manager for each option made available under the Plan (other than the ESOP, the Company Stock Fund, any Participant-directed brokerage account or any mutual fund or window option), to establish investment guidelines, proxy voting policies and securities trading and lending procedures for all Investment Funds for which it is responsible, and to monitor the performance of the Trustee and custodian, and of the Investment Managers retained by the Named Fiduciary, and of the Investment Funds (other than the Company Stock Fund, the ESOP, any Participant-directed brokerage account and any mutual fund or window option entirely chosen by the Investment Committee). A mutual fund or window option is treated as "entirely chosen" by the Investment Committee if the Investment Committee, rather than the Named Fiduciary, directs the Trustee to execute the subscription agreement and all other documentation related to the Plan's investment in such mutual fund or window option. The Company, the Investment Committee, the members thereof, and the Named Fiduciary shall be "named fiduciaries", as described in section 402 of ERISA, with respect to their authority under the Plan. All assets of the Plan will be held, managed and controlled by one or more trustees (the "Trustee") acting under a "Trust" established pursuant to a "Trust Agreement" which forms a part of the Plan. The Company may also appoint an outside recordkeeper ("Recordkeeper") to maintain the records of Participants' Accounts under the Plan and to handle other administrative matters.

2. Subsection 6.1 is hereby revised to read as follows:

6.1 Investment Funds. The Investment Committee shall determine the number and type of "Investment Funds" to be offered under the Plan, including the number of mutual funds, and the number that are not mutual funds, and the investment style of each option, including, without limitation, active or passive management style, growth or value investment orientation, composition of debt and equity securities and focus on domestic or international securities. After the Investment Committee has made the foregoing determinations, the Named Fiduciary shall select (A) the mutual funds offered; and (B) the Investment Managers for the options offered that are not mutual funds. (With regard to (A), however, the Investment Committee may select a specific mutual fund or a window option of mutual funds to be offered under the Plan, or may specify the sponsor of the mutual fund to be otherwise selected by the Named Fiduciary. The Committee may determine, or may direct that the Named Fiduciary determine, whether an investment option will be offered as a mutual fund, commingled fund or separate account.) The Named Fiduciary shall establish the investment guidelines and asset classes, to the extent not established by the Investment Committee, for each Investment Fund, other than the ESOP, the Company Stock Fund, any Participant-directed brokerage accounts and any mutual funds or commingled funds "entirely chosen" by the Committee (as defined at subsection 1.3). The Committee in its discretion may change the number of Investment Funds offered, and the Committee or the Named Fiduciary (as applicable) may, in its discretion, change the investment strategy or categories of permitted investments of any Investment Fund for which it is responsible without prior notice to Participants. One of the Investment Funds shall be a "Company Stock Fund" invested in Common Stock of the Company and cash or cash equivalents held for liquidity purposes.

3. The second paragraph of subsection 6.3 is hereby revised to read as follows:

The Plan is intended to satisfy the requirements of Section 404(c) of ERISA with respect to Participant investment elections. To the extent permitted by law, neither the Company, the Investment Committee, the Trustee, the Named Fiduciary or any other fiduciary of the Plan shall be liable for any loss resulting from a Participant's exercise of his right to direct the investment of his Accounts.

4. Subsection 6.5 is hereby revised to read as follows:

6.5 Liquidity. In order to accommodate investment changes and other elections by Participants in a timely manner, a certain portion of each of the Investment Funds may be held in cash or cash equivalents. The percentage of assets held in each Investment Fund in cash or cash equivalents may differ from Fund to Fund and from time to time, as considered appropriate by (i) the Investment Committee in the case of the ESOP or Company Stock Fund, and (ii) by the Named Fiduciary in the case of all other Investment Funds excluding mutual funds and commingled funds. The rate of return of each Investment Fund will be a combination of the short term earnings (or losses) on the cash portion of the Fund and the earnings (or losses) of the securities or other investments in which such Fund is primarily invested, determined in accordance with uniform rules established by the Named Fiduciary or the Investment Committee as the case may be.

5. Subsection 13.8 is hereby revised to read as follows:

13.8 Indemnification of Individuals Acting on Behalf of the Company. To the extent not reimbursed by any applicable insurance policy, any person acting on behalf of the Company with respect to the Plan (other than the Named Fiduciary and any Investment Manager appointed thereby) shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against any of them by reason of the performance of such function if the individual did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

6. Subsection 13.10 is hereby revised to read as follows:

13.10 Appointment of Investment Committee and Named Fiduciary. An "Investment Committee" shall be appointed by the Company and shall consist of not less than three individuals who shall be "named fiduciaries," as described in Section 402 of ERISA. The Company, acting through the Investment Committee, shall appoint an entity (referred to herein as the "Named Fiduciary") which entity (i) shall be an investment manager as defined in Section 3(38) of ERISA and a named fiduciary as described in Section 402 of ERISA, and (ii) shall have all the powers, rights and duties described in subsection 13.11.

7. Subsection 13.11 is hereby revised to read as follows:

13.11 General Powers, Rights and Duties of the Named Fiduciary.

(a) Subject to paragraph (e), below, the Named Fiduciary shall have the responsibility (which shall be sole and exclusive with respect to subparagraphs (ii) through (v)), except to the extent that the Committee exercises its rights described in the parenthetical at subsection 6.1, for:

(i) the non-binding recommendation of the number and types of investment choices available to Participants, consistent with the Investment Committee's philosophy related to the Plan as communicated to the Named Fiduciary, provided that the Investment Committee may also obtain such recommendations from such other consultants, whether related or unrelated to the Named Fiduciary, as the Investment Committee determines in its discretion;

(ii) subsequent to the determination by the Investment Committee of the number and types of investment options to be offered, (A) the selection of the mutual funds offered; and (B) the selection of the investment managers for the options offered that are not mutual funds, all in accordance with, and subject to the terms, conditions and limitations of subsection 6.1;

(iii) the negotiation of the terms and conditions of the appointment of an investment manager, as defined in Section 3(38) of ERISA ("Investment Manager"), for any investment option (other than a mutual fund) offered under the Plan, the actual appointment of such Investment Manager and the preparation and execution of a written agreement with each such Investment Manager that conforms in all respects with ERISA and all other applicable law, and direction of the Trustee to execute any subscription agreements or related documentation necessary to effect the investment of the Plan assets in any mutual fund or commingled fund selected by the Named Fiduciary;

(iv) the monitoring of the performance of Investment Managers and termination and replacement of such Investment Managers, and the monitoring of the performance of the mutual funds or commingled funds selected by the Named Fiduciary, and the replacement of such funds (subject to the exercise by the Committee of its right to select a mutual fund or the sponsor of the mutual fund as described in subsection 6.1 above), all as the Named Fiduciary determines is necessary and in the best interests of the Plan;

(v) the establishment (or approval through the selection of a fund) of the investment guidelines and asset classes (to the extent not established by the Investment Committee) for each investment option (other than a mutual fund or window option entirely chosen by the Committee);

(vi) the prudent monitoring of, and periodically advising the Company regarding, the performance by the trustee of the 401(k) Plan, and of all of its investment activities, including without limitation, custody, securities lending, short term investments and foreign exchange; and

(vii) execution of, and direction to the trustee to execute, any agreements, representations and other documents with brokers, dealers, futures commission merchants and other counterparties necessary or appropriate to facilitate investment transactions for the Plan.

(b) Subject to subparagraph (e), below, the Named Fiduciary shall be responsible for ensuring (i) the proper coordination and communication among Investment Managers, including, but not limited to, matters relating to the allocation of responsibility among Investment Managers, and (ii) the proper coordination between Investment Managers and the trustees of the Trusts, including with respect to investment directions, proxy voting, securities lending and the provision, by the Investment Managers to the trustees of the Trusts and the Company, of information necessary for the trustees of the Trusts (and the Company, if applicable) to prepare statements of account and other records, and for purposes of the performance of reporting responsibilities, including Forms 5500, and Forms 990T, (and any successor forms thereto) if applicable, and all other reporting responsibilities under the Code, ERISA and the terms of the Trusts. The Company shall be responsible for ensuring the proper coordination and communication between the trustee and recordkeeper of the 401(k) Plan.

(c) The Named Fiduciary shall organize meetings with the Committee to discuss the performance of the appointed Investment Managers and to consult and coordinate with, the Committee regarding liquidity needs and changes in the design of the Plans that may affect the Named Fiduciary's duties.

(d) The Named Fiduciary shall be responsible for the transition needed, if any, for investments existing at the time of the Named Fiduciary's appointment.

(e) The Named Fiduciary shall not be responsible for the Company Stock Fund under the Plan, nor for any matters relating to the ESOP, nor for any Participant-directed brokerage accounts, or any mutual funds or window options entirely chosen by the Committee.

8. Subsection 13.12 is hereby revised to read as follows:

13.12 General Powers, Rights and Duties of the Investment Committee. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Investment Committee elsewhere herein and in the Trust Agreement, the Investment Committee shall have the following rights, powers and duties:

(a) To direct the Trustee to the extent required under the terms of any trust agreement, or to appoint an Investment Manager, including, but not limited to, Sears Investment Management Co. ("SIMCO") with the authority to so direct the Trustee, with respect to the acquisition, retention and disposition of Plan assets in the Company Stock Fund and with respect to the exercise of investment powers, authorities and discretions relating to such assets, and with respect to matters relating to the ESOP assigned to the Investment Committee under Supplement C, provided, however, that subject to the other provisions of the Plan (including Supplement C), the Trustee shall invest that portion of the assets of the Plan consisting of Employers' Contributions and earnings thereon in Common Stock to the end that, in the largest measure possible, Participants may share in the earnings of the Company and acquire a proprietary interest therein.

(b) To furnish the Trustee, the Named Fiduciary and the Company with such information as may be required by them for any purpose related to the Plan.

(c) To adopt such rules of procedure and regulations as in the Investment Committee's opinion may be necessary for the proper and efficient performance of the Committee's duties and responsibilities.

(d) To appoint a Secretary, who may, but need not, be a member of the Investment Committee, and to employ such other agents, attorneys, accountants, investment advisors and other persons and to delegate to them and allocate among them, in writing, such powers, rights and duties as the Investment Committee may consider necessary or advisable to properly carry out the Investment Committee's responsibilities, and in the same manner to revoke such delegation and allocation; the acceptance of such written allocation or delegation shall also be in writing; any action of the delegate or person to whom responsibilities have been allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Investment Committee; neither the Investment Committee nor any of its members shall be liable for the acts or omissions of such delegates or persons to whom responsibilities have been allocated except as required by law.

(e) To appoint and terminate Trustees and custodians of the Plan, provided that the Investment Committee may, upon advance written notice to the Named Fiduciary and the Trustee or custodian, delegate to the Named Fiduciary the authority to appoint or terminate the Trustee or a custodian of the Plan, or to terminate the responsibility of the Trustee or a custodian for any investment function and to appoint a successor entity with respect thereto.

9. Subsections 13.12 and 13.13 are hereby renumbered 13.13 and 13.14.

10. New subsection 13.15 is hereby added to the Plan:

13.15 Cooperation of Named Fiduciary. The Named Fiduciary and Investment Committee shall cooperate as necessary to ensure the proper operation of the Plan.